Exhibit 1-2

(TRANSLATION)

REGULATIONS OF THE BOARD OF DIRECTORS

SONY CORPORATION

(TRANSLATION)

REGULATIONS OF THE BOARD OF DIRECTORS
OF
SONY CORPORATION

Article 1. (Purpose of Regulations)

The purpose of these Regulations of the Board of Directors (hereinafter referred to as the “Board of Directors”) of Sony Corporation (hereinafter referred to as the “Corporation”) is to set forth the fundamental governance principles for the Board of Directors and the other corporate governance organs related to the Board of Directors, subject to applicable law and the Articles of Incorporation. The Board of Directors and such corporate governance organs shall follow these Regulations, as well as applicable law and the Articles of Incorporation.

Article 2. (Purpose and Duties of Board of Directors)

(1)	The purpose of the Board of Directors shall be to promote the management of Sony Group towards the enhancement of the corporate value of Sony Group.

(2)	The Board of Directors shall perform the following duties in furtherance of the purpose set forth in the preceding paragraph:

-1-	Determine fundamental management policies of Sony Group and other matters to be approved by the Board of Directors pursuant to applicable law, the Articles of Incorporation and these Regulations.

-2-	Supervise the performance of the duties of Directors and Corporate Executive Officers and the performance of Sony Group’s business operations.

Article 3. (Constitution of Board of Directors)

The Board of Directors shall consist of not less than ten (10) Directors and not more than twenty (20) Directors. At least five (5) Directors shall be in office as Corporate Executive Officers.

Article 4. (Director Qualifications)

(1)	Directors shall satisfy all of the following qualifications:

-1-	Shall not be a director, statutory auditor, corporate executive officer,

general manager or an employee of any company in competition with Sony Group in any of Sony Group’s principal business domains (hereinafter referred to as “Competing Companies”) or own three percent (3%) or more of shares of any Competing Companies.

-2-	Shall not be a representative partner or partner of any independent auditor of Sony Group, during the past five (5) years before being nominated as a Director.

-3-	Shall not have any connection with any matter which may cause a material conflict of interest in performing the duties of a Director.

(2)	Directors being in office as Corporate Executive Officers shall satisfy the following qualification:

Shall be those responsible for determining the fundamental policies and strategies regarding the management and governance of Sony Group.

(3)	Outside Directors shall satisfy all of the following qualifications:

-1-	Shall not receive one (1) million yen or more per year from Sony Group in addition to the compensation received as a Director.

-2-	Shall not be a director, statutory auditor, corporate executive officer, general manager or an employee of any company whose aggregate amount of transactions with Sony Group exceeds two percent (2%) of the annual consolidated sales of such company.

-3-	Shall not have any connection with any matter which may impair the person’s independence in performing the duties of a Director.

Article 5. (Re-election of Outside Directors)

Outside Directors may be re-elected a maximum of five (5) times, unless otherwise consented to by all Directors.

Article 6. (Chairman of the Board and Vice Chairmen of the Board)

(1)	The Chairman of the Board of Directors (hereinafter referred to as the “Chairman of the Board”) shall be appointed by a resolution of the Board of Directors from among Directors not being in office as Representative Corporate Executive Officers.

(2)	The Chairman of the Board shall convene meetings of the Board of Directors, determine the agenda of such meetings and perform such acts as provided in these Regulations.

(3)	When the Chairman of the Board is unable to act, another Director, who shall be designated in accordance with an order of priority previously determined by a resolution of the Board of Directors, shall act as the Chairman of the Board.

(4)	The Board of Directors may appoint one (1) or more vice chairmen of the Board of Directors (hereinafter referred to as the “Vice Chairmen of the Board”) from among Directors not being in office as Representative Corporate Executive Officers. Vice Chairmen of the Board shall assist the Chairman of the Board.

(5)	The Chairman of the Board and Vice Chairmen of the Board may attend meetings of the committees set out in Article 14, Paragraph 1 (hereinafter referred to as each a “Committee” and collectively as the “Committees”) as an observer. The Chairman of the Board and Vice Chairmen of the Board shall not have a right to vote at such Committees.

(6)	The Chairman of the Board and Vice Chairmen of the Board may have any person, as deemed necessary, attend meetings of the Board of Directors to report or express his or her opinion.

Article 7. (Meetings of Board of Directors)

(1)	Meetings of the Board of Directors shall be held at least once each three (3) months and at least six (6) times per year and additionally when necessary.

(2)	The Board of Directors shall set its annual meeting schedule, activity plan and budget plan.

Article 8. (Convocation of Meetings of Board of Directors)

(1)	Meetings of the Board of Directors, as provided in Article 6, Paragraph 2, shall, as a general rule, be convened by the Chairman of the Board.

(2)	If a Committee deems it necessary by adopting a resolution of such Committee to convene a meeting of the Board of Directors, the Chairman of the

Committee (hereinafter referred to as the “Chairman of the Committee”) shall upon the appointment by the relevant Committee request the Chairman of the Board to convene a meeting of the Board of Directors pursuant to Paragraph 4, and the Chairman of the Board shall convene a meeting of the Board of Directors. The Chairman of the Committee may convene a meeting of the Board of Directors if the Chairman of the Board does not convene the meeting in despite of such request.

(3)	To convene a meeting of the Board of Directors, notice of the meeting setting out the date, location and agenda of the meeting shall be sent to each Director at least five (5) days prior to the date set for the meeting (such notice may be sent by electronic means such as e-mails with the consent of the relevant Director(s)). In the case of urgency, such notice period may be shortened. Meetings may be convened without following convocation procedures with the consent of all Directors.

(4)	Except for the Chairman of the Board, all Directors and Corporate Executive Officers may submit an agenda in writing with any necessary materials to the Chairman of the Board and request the Chairman of the Board to convene a meeting of the Board of Directors. With the approval of the Chairman of the Board, the agenda and necessary materials may be provided to the Chairman of the Board by electronic means such as e-mails.

(5)	In the case a request for a meeting referred to in the preceding paragraph is made, and if a notice of convocation of the meeting, which is set within two (2) weeks of the date of the request, is not issued within five (5) days of such request for a meeting, the Director or Corporate Executive Officer who made the request may convene a meeting of the Board of Directors.

Article 9. (Agenda of Board of Directors)

(1)	Unless otherwise provided by law or the Articles of Incorporation, agenda of the Board of Directors shall be determined by the Chairman of the Board, in accordance with submissions made by Directors and Corporate Executive Officers, or upon his/her own decision of the Chairman of the Board.

(2)	The Director or Corporate Executive Officer who made a submission under the preceding paragraph to the Chairman of the Board may request the Chairman of the Board to withdraw such submission.

Article 10. (Quorum and Resolutions of Board of Directors)

(1)	A quorum of a meeting of the Board of Directors shall be a majority of all Directors and a resolution of the Board of Directors shall be decided by a majority of the directors present.

(2)	No Director having a special interest in an agenda shall participate in the deliberation or any resolution in connection with such agenda.

Article 11. (Matters to be Resolved by Board of Directors)

(1)	The matters to be resolved by the Board of Directors are those set forth in Appendix 1 of these Regulations and such other matters as provided by law or the Articles of Incorporation.

(2)	Determination of matters not included in the preceding paragraph shall be delegated to Corporate Executive Officers, subject to a resolution of the Board of Directors.

Article 12. (Matters to be reported to Board of Directors)

Matters to be reported to the Board of Directors are those set forth in Appendix 2 of these Regulations and such other matters as provided by law or the Articles of Incorporation.

Article 13. (Minutes of Board of Directors)

(1)	With respect to the proceedings at meetings of the Board of Directors, minutes shall be prepared and kept at the head office of the Corporation for ten (10) years from the date of the meeting.

(2)	All proceedings at meetings of the Board of Directors and the results thereof shall be recorded in the minutes and the Directors present shall affix their names and seals thereon.

(3)	Unless otherwise provided by law, any person other than a Director may examine or copy the minutes of the Board of Directors upon the approval of the Chairman of the Board or a Vice Chairman of the Board. The Chairman of the Board and the Vice Chairman of the Board may have the administrative office of the Board of Directors provide such approval.

Article 14. (Committees)

(1)	The Corporation designates a Nominating Committee, Audit Committee and Compensation Committee. The matters related to each Committee, unless otherwise provided in these Regulations, shall be set forth in the regulations of each Committee as determined by the Board of Directors (hereinafter referred to as the “Regulations of the Committees”).

(2)	The Board of Directors shall appoint Directors to each Committee and a Chairman of each Committee, pursuant to law, the Articles of Incorporation and these Regulations.

(3)	Any Director may examine and make copies of minutes of a Committee.

(4)	Unless otherwise provided by law, any person other than a Director may examine or copy the minutes of each Committee only with the approval of the Chairman of such Committee. The Chairman of each Committee may have the administrative office of such Committee provide such approval.

Article 15. (Constitution of Nominating Committee)

(1)	The Nominating Committee shall consist of at least five (5) Directors and the majority of which shall be outside Directors. At least two (2) Directors of the Nominating Committee shall be Corporate Executive Officers.

(2)	The term of office of a member of the Nominating Committee (hereinafter referred to as a “Nominating Committee Member”) who is an outside Director may be up to four (4) consecutive years, provided however, such term may be extended with the consent of all Directors. In determining whether to appoint or remove a Nominating Committee Member, continuity of the Nominating Committee shall be duly taken into account.

Article 16. (Constitution of Audit Committee)

(1)	The Audit Committee shall consist of at least three (3) Directors and the majority of which shall be outside Directors.

(2)	Each member of the Audit Committee (hereinafter referred to as an “Audit Committee Member”) shall satisfy all of the following qualifications:

-1-	Shall not be a director, corporate executive officer, general manager or an employee of Sony Group.

-2-	Shall meet the independence requirements or such other equivalent requirements pursuant to the U.S. securities regulations applicable to the Corporation.

Moreover, at least one (1) Audit Committee Member shall meet the audit committee financial expert requirements or such other equivalent requirements pursuant to the U.S. securities regulations applicable to the Corporation. The Board of Directors shall determine whether or not such Audit Committee Member shall meet these requirements.

(3)	At least one (1) Audit Committee Member shall be a full-time member.

(4)	No Audit Committee Member shall become, as a general rule, a member of the Nominating Committee or the Compensation Committee.

(5)	The term of office of an Audit Committee Member who is an outside Director may be up to six (6) consecutive years, provided however, such term may be extended with the consent of all Directors. In determining whether to appoint or remove an Audit Committee Member, continuity of the Audit Committee shall be duly taken into account.

Article 17. (Constitution of Compensation Committee)

(1)	The Compensation Committee shall consist of at least three (3) Directors, the majority of which shall be outside Directors and at least one (1) Director of the Compensation Committee shall be a Corporate Executive Officer, provided however, a Director who is a Group CEO (Chief Executive Officer), a Group COO or COO (Chief Operating Officer) shall not be a member of the Compensation Committee (hereinafter referred to as a “Compensation Committee Member”).

(2)	The term of office of a Compensation Committee Member who is an outside Director may be up to four (4) consecutive years, provided however, such term may be extended with the consent of all Directors. In determining whether to appoint or remove a Compensation Committee Member, continuity of the Compensation Committee shall be duly taken into account.

Article 18. (Chairman of Committees)

(1)	A Chairman of each Committee shall be appointed by a resolution of the Board of Directors and shall be an outside Director of such Committee.

(2)	The Chairman of each Committee shall convene meetings of the Committee and set the agenda of the Committee, and perform the acts provided in these Regulations or the Regulations of the Committees.

(3)	When a Chairman of a Committee is unable to act, another Director of such Committee shall act as Chairman of the Committee, upon an order of priority previously determined by a resolution of the Board of Directors.

Article 19. (Optional Committees)

The Board of Directors may, in addition to the Nominating Committee, Compensation Committee and Audit Committee, establish committees consisting of all or some of the Directors, Corporate Executive Officers and other senior management.

Article 20. (Corporate Executive Officers and Representative Corporate Executive Officers)

(1)	The Board of Directors shall appoint Corporate Executive Officers and Representative Corporate Executive Officers from the Corporate Executive Officers who are Directors.

(2)	The Board of Directors may remove at any time Corporate Executive Officers and Representative Corporate Executive Officers.

(3)	The Board of Directors shall determine the relationship among Corporate Executive Officers including, but not limited to, assignment of their duties and the supervising and directing relationship among the same.

(4)	Corporate Executive Officers shall report to the Board of Directors the status of the performance of their duties at least once each three (3) months.

(5)	The Board of Directors may have Corporate Executive Officers attend meetings of the Board of Directors and to explain such matters as requested by the Board of Directors.

Article 21. (Administrative Office)

(1)	The Board of Directors shall have an administrative office to administer the business of the Board of Directors.

(2)	Administrative offices of the Nominating Committee, Compensation Committee and Audit Committee shall be established in the administrative office of the Board of Directors.

Article 22. (Expenses)

The Board of Directors shall charge the Corporation for necessary expenses incurred in accordance with the activity plan and budget plan provided in Article 7, Paragraph 2, including fees for outside consultants, outside attorneys and other experts retained by the Board of Directors as it deems necessary to perform its duties.

Article 23. (Modification or Abolition)

The modification or abolition of these Regulations is subject to a resolution of the Board of Directors.

ADDENDUM

These Regulations shall come into force on June 20, 2003.

Amended:	June 22, 2004 (*Amendment to Appendix 1 to be effective on July 1, 2004)

Appendix 1: Matters to be resolved by Board of Directors

1.	General meetings of shareholders

Determination of the convocation of a meeting and the contents of an agenda to be submitted to a general meeting of shareholders (excluding the agenda regarding the determination of Director candidates and the appointment, removal and non-reappointment of independent auditors)

2.	Shares and reorganization of the Corporation

2.1	Listing of shares on stock exchanges and delisting of such shares

2.2	Transfer or assignment of all or a substantial part of the business, lease of all the business, and delegation of management, of the Corporation; entering into, terminating, and amending agreements regarding the distribution of all profits and losses with any other companies or a takeover of all of the business of another company (excluding simplified takeovers)

2.3	Determination of the content of proposals to be presented to a general meetings of shareholders for a stock for stock exchange, stock transfer, corporate separation, merger, acquisition or any other reorganization of the Corporation (excluding simplified stock for stock transactions, corporate separations, mergers and acquisitions)

2.4	Issuance of shares or stock acquisition rights or sale of repurchased shares constituting not less than 5% of the total issued shares

2.5	Issuance of shares or stock acquisition rights or sale of repurchased shares at a specially favorable price or condition

2.6	Determination of purchase by the Corporation of its own shares

2.7	Determination to implement stock price-based compensations of Sony Group

3.	Settlement of accounts, financial statements and dividends

3.1	Approval of non-consolidated financial statements and appended schedules and consolidated financial statements

3.2	Determination of dividends and interim dividends and, if paid, the amount and date of payment

4.	Board of Directors, Committees and Directors

4.1	Execution, abolition and modification of the Regulations of the Board of Directors, Nominating Committee, Audit Committee, Compensation Committee or any other committee designated by the Board

4.2	Determination of the Chairman of the Board and the Vice Chairmen of the Board; determination of the order of substitution of the Chairman of the Board

4.3	Appointment of Directors to Committees

4.4	Appointment of a Chairman of each Committee; determination of the order of substitution of the Chairman of Committees

4.5	Determination of any reduction to liability of Directors to the Corporation pursuant to the Articles of Incorporation

4.6	Determination of the contents of limitation of liability agreements with outside Directors

4.7	Approval of competitive transactions engaged in by Directors or transactions entered into by Directors on their own behalf, or to determine that such transactions are to be entered into by the Corporation

4.8	Approval of a Director who is a director, corporate executive officer, statutory auditor, employee or holds any position in a company or a party, which may result in the Director engaging in competitive transactions or transactions on his or her own behalf

4.9	Determination of matters to be reported to the Board of Directors from Committees, Corporate Executive Officers and employees

4.10	Determination of matters necessary for the Audit Committee to perform its duties including:

4.10.1	Whether or not an Audit Committee Member is an “Audit Committee Financial Expert”

4.10.2	Matters regarding employees who assist the performance of the duties of the Audit Committee

4.10.3	Matters regarding the independence of employees, who assist the Audit Committee in the performance of its duties, from Corporate Executive Officers

4.10.4	Matters to be reported to the Audit Committee by Corporate Executive Officers or employees and other matters regarding reporting to the Audit Committee

4.10.5	Matters regarding the retention and management of information relating to duties of Corporate Executive Officers

4.10.6	Matters regarding the rules and structure of risk management of losses

4.10.7	Matters regarding the procedures to ensure that the performance of duties by Corporate Executive Officers shall comply with applicable law and the Articles of Incorporation and shall be done efficiently

4.11.	Execution, modification or abolition of regulations concerning the treatment of Directors

4.12	Determination of matters regarding the independence of the manager of the administrative office of the Board of Directors from Corporate Executive Officers

4.13.	Determination of the contents of directors and officers liability insurance and amendments thereof

5.	Corporate Executive Officers and Other Senior Management

5.1	Appointment and removal of Corporate Executive Officers

5.2	Appointment and removal of Representative Corporate Executive Officers

5.3	Determination of matters regarding the relationship among Corporate Executive Officers including, but not limited to, their duties and the supervising and directing relationship among the same

5.3.1	Assignment of the duties and powers of Corporate Executive Officers

5.3.2	Organization charts and other materials setting out the relationship among Corporate Executive Officers

5.3.3	Establishment of Group Executive Committee, determination of members, function, issues on which discussion in such committee must be made

5.4	Approval of Corporate Executive Officers engaging in competitive transactions or transactions on their own behalf, or to determine that such transactions are to be entered into by the Corporation

5.5	Approval of a Corporate Executive Officer who is a director, corporate executive officer, statutory auditor, employee or holds any other position in a company or party which may result in the Corporate Executive Officer engaging in competitive transactions or transactions on his or her own behalf

5.6	Determination of any reduction to liability of Corporate Executive Officers to the Corporation pursuant to the Articles of Incorporation

5.7	Execution, modification or abolition of regulations concerning the treatment of Corporate Executive Officers or those concerning the treatment of senior management of the Corporation

5.8	Appointment and removal of senior management officers of Sony Group

5.9	Execution, modification or abolishment of regulations concerning the treatment of senior management of Sony Group

6.	Fundamental management policies of Sony Group

6.1	Structures of internal governance of Sony Group

6.1.1	Approval of structures related to the fundamentals of the internal corporate governance of Sony Group and the Corporation

6.1.1.1	Sony Group Code of Conduct

6.1.1.2	Matters related to improvement of governance-related structures of Sony Group and the Corporation

6.1.1.3	Global Policy on Insider Trading Prevention and Regulations for Prevention of Insider Trading

6.1.1.4	Any other matters related to the fundamentals of the internal corporate governance

6.2.	Approval of mid-term plan (consolidated/segments) Mid/long-term management policies Mid/long-term material commitments

6.3	Approval of annual business plan (consolidated/segments)

6.3.1	Annual management policies and prioritized measures (consolidated/segments)

6.3.2	Key performance indicators (KPI)

6.3.2.1	Sales, profits and cash flow

6.3.2.2	Capital expenditures, investments, cost allocations and inventories

6.3.2.3	EVA

6.4	Approval of substantial changes to the annual business plan

6.5	Approval of material matters including transfers or takeovers of material assets and loans or credit enhancement of large amounts

6.6	Determination and amendment of other fundamental management policies of Sony Group (including fundamental management policies of the Corporation)

7.	Others

7.1	Determination of persons to represent the Corporation in the case of litigation between the Corporation and the Directors (and Corporate Executive Officers), including Audit Committee Members

7.2	Determination of the content of remedial measures or any other actions by the Board of Directors regarding matters reported to the Board of Directors by

Committees, Corporate Executive Officers or any other employee which requires such remedial measures or any other actions by the Board of Directors

7.3	Any other matters required to be approved by the Board of Directors by applicable law

Appendix 2: Matters to be Reported to Board of Directors

The Board of Directors shall have the following matters reported to itself in advance, to the extent possible. (Not including matters regarding Committees.)

1.	Matters regarding the performance of duties of Corporate Executive Officers

1.1	Report of consolidated results

1.1.1	Quarterly results and annual forecasts

1.1.2	Matters which have material discrepancies between planned and actual performance

1.2	Matters that materially affect Sony Group

1.2.1	Matters which may materially injure Sony brand

1.2.2	Matters which may materially affect interests of shareholders and other stakeholders

1.2.3	Matters related to investigations and litigation regarding material violations of Antitrust laws , securities laws and other law

1.2.4	Establishment and amendment of the material management structures of Sony Group

1.2.5	Material amendments of accounting policies and principles of Sony Group

1.2.6	Other matters which may materially affect Sony Group

2.	IR and Disclosure

2.1	Release of results and forecasts

2.2	Contents of the Annual Report to shareholders, Japanese annual report (Yukashoken Houkokusyo) and semi-annual report (Hanki Houkokusyo) under the Japanese Securities and Exchange Law, Form-20F to the U.S. Securities and Exchange Commission and any other equivalent material disclosure of company information

3.	Matters to be reported by Nominating Committee

3.1	Content of the deliberations of the Nominating Committee and the results thereof

4.	Matters to be reported by Compensation Committee

4.1	Content of the deliberations of the Compensation Committee and the results thereof

5.	Matters to be reported by Audit Committee and Audit Committee Members

5.1	Content of the deliberations of the Audit Committee and the results thereof

5.2	If defects arise regarding matters necessary for the Audit Committee to perform its duties, subject to the Audit Special Exceptions Act, the content of such defects

5.3	Any violation or suspected violation of any applicable law or the Articles of Incorporation by a Director or Corporate Executive Officer

6.	Other matters which Directors or Corporate Executive Officers deem necessary to report to the Board of Directors

7.	Other matters required to report to the Board of Directors by applicable law

Materials to be submitted to Directors

1.	Minutes of the Nominating Committee

2.	Minutes of the Compensation Committee

3.	Monthly consolidated accounting reports

4.	Other materials requested by the Directors